Exhibit 99.1

             Balchem Corporation Announces 4th Quarter 2007 Results
             ------------------------------------------------------
                         New Hampton, NY - March 4, 2008

                       BALCHEM CORPORATION (NASDAQ: BCPC)
     reported as follows (unaudited) for the period ended December 31, 2007
                ($000 Omitted Except for Net Earnings Per Share)


                     For the Three Months Ended December 31,
                     ---------------------------------------

                                                          2007           2006
                                                       ---------      ---------

 Net sales                                             $  53,733      $  26,086
 Gross profit                                             12,398          8,311
 Operating expenses                                        5,816          3,469
                                                       ---------      ---------
 Earnings from operations                                  6,582          4,842
 Other income (expense)                                     (206)            23
                                                       ---------      ---------
 Earnings before income tax expense                        6,376          4,865
 Income tax expense                                        2,221          1,651
                                                       ---------      ---------
 Net earnings                                          $   4,155      $   3,214
                                                       =========      =========

 Basic net earnings per common share                   $    0.23      $    0.18
 Diluted net earnings per common share                 $    0.22      $    0.17

Shares used in the calculation of diluted net
earnings per common share                                 18,811         18,390

                    For the Twelve Months Ended December 31,
                    ----------------------------------------

                                                          2007           2006
                                                       ---------      ---------

 Net sales                                             $ 176,201      $ 100,905
 Gross profit                                             46,930         34,006
 Operating expenses                                       21,024         14,844
                                                       ---------      ---------
 Earnings from operations                                 25,906         19,162
 Other income (expense)                                   (1,077)           (61)
                                                       ---------      ---------
 Earnings before income tax expense                       24,829         19,101
 Income tax expense                                        8,711          6,823
                                                       ---------      ---------
 Net earnings                                          $  16,118      $  12,278
                                                       =========      =========

 Basic net earnings per common share                   $    0.91      $    0.70
 Diluted net earnings per common share                 $    0.87      $    0.67

Shares used in the calculation of diluted net
earnings per common share                                 18,611         18,247


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Balchem Corporation (NASDAQ:BCPC)                                              2

New Record Quarter Results for Sales

         Quarterly  record  net sales of $53.7  million  were  achieved  for the
         ----------------------------
period ended December 31, 2007. This is an increase of 106% above the $26.1 million result of the prior year comparable quarter, and was derived from both organic and acquisition growth. Net earnings for the quarter were $4.2 million, an increase of $.9 million, or 29.3% as compared with the same period last year. The $4.2 million in net earnings resulted in an increase in diluted earnings per share of 29.4%, or $0.22 per share for the fourth quarter of 2007 versus $0.17 per share for the prior year comparable quarter.

         Detailing the fourth quarter of 2007, the BCP Ingredients segment achieved record quarterly sales of $31.6 million. This result reflects sales derived from the acquisitions of the customer list of Chinook Group Limited ("Chinook") and certain assets of Akzo Nobel Chemicals S.p.A. ("Akzo"), both completed earlier in 2007. These acquisitions contributed approximately $23.5 million of the revenue increase over the prior year quarter in this segment, meaning the core portion of this segment grew 13.1%. Earnings from operations for this segment were a bit soft, improving 36.1% to $1.1 million as compared to $0.81 million in the prior year comparable quarter. This segment's current quarterly earnings result includes non-cash amortization expense of $0.7 million related specifically to the Chinook acquisition. It also was impacted unfavorably by a significant, rapid increase in the cost of methanol in the quarter. Sales of the Encapsulated/Nutritional Products segment were $13.8 million, an increase of 26.7% from the prior year comparable quarter. This segment growth was organic only, as the human sector increased 30% with particular strength in sales of choline, domestic and international food, as well as pharma calcium products. Our specialty animal nutrition and health products, targeted predominantly for ruminant animals, realized approximately 21% growth over the 2006 Q4 results with continued strong sales of Reashure(R), Nitroshure(TM) and Niashure(TM). Earnings from operations for this segment improved 127.7% to $2.6 million, as compared to $1.1 million in the prior year comparable quarter. The ARC Specialty Products segment generated quarterly sales of $8.4 million, a 3.5% increase over the prior year quarter, principally from increased volumes of ethylene oxide products. Earnings from operations were flat due to increases in the cost of petro-chemical raw materials.

         Gross profit for the quarter ended December 31, 2007 was $12.4 million, or an increase of 49.2% compared to $8.3 million for the prior year comparable period. The consolidated gross margin, as a percent of sales, at 23.1% declined in direct correlation to the proportional increase of the BCP Ingredient sales levels. This gross margin was lower than expected, due to certain petro-chemical raw material cost increases, which negatively affected the BCP Ingredients and Specialty Products segments that could not be offset with timely price increases. We had begun to implement price increases, but the rate of raw material cost increases, and more importantly, the frequency of these increases did create considerable challenges to mitigating the short term unfavorable impact. Operating (Selling, R&D, and Administrative) expenses increased 67.7% to $5.8 million, as compared to $3.5 million for the prior year comparable quarter, but decreased as a percentage of sales to 10.8%, down from 13.3% in the prior year quarter. This increase in operating expenses, over the prior year, was primarily due to the additional amortization and selling expenses associated with the Chinook and Akzo acquisitions.

         For the twelve months ended December 31, 2007, net sales have increased 74.6% to $176.2 million compared to $100.9 million in the comparable prior year period. Net earnings

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Balchem Corporation (NASDAQ:BCPC)                                              3

have increased 31.3% to $16.1 million, generating $0.87 per diluted share, versus net earnings of $12.3 million, or $0.67 per diluted share, in the prior year comparable period.

         Balance sheet ratios and our cash flow continue to be strong. Late in the first quarter of 2007, we borrowed $39 million; the proceeds of which were used to complete the funding of the Chinook and Akzo acquisitions. At December 31, 2007, our outstanding borrowings were $28.0 million reflecting accelerated payments of $9.0 million. We have quality accounts receivable of $29.6 million and are well positioned to continue with an aggressive debt reduction program.


Outlook
         Commenting on 2007, Dino A. Rossi, President and CEO of Balchem said, "The integrations of the Chinook and Akzo acquisitions have gone well. This fourth quarter result does not reflect our expectations of the impact from the acquisitions due to raw material increases, nor are all of the synergies achieved for our choline platforms, but we have made significant progress. The acquisitions continue to contribute accretively to our earnings even with the earlier noted raw material cost increases and the high level of amortization expense associated with acquisition accounting. We have improved the results of our calcium products for the pharmaceutical and OTC markets as we discussed last quarter and expect this result to continue.

         Raw material costs have been, and will continue to be a challenge in the near term. We are taking pricing actions, as appropriate, to lessen the impact of these raw material cost increases; however, actions taken by the Company in the fourth quarter, due largely to their timing, did not offset these cost increases , but will have more impact on 2008. With that said, 2007 results were very strong with sales up 75% and net earnings up 31%. We have implemented additional price increases effective January 1, 2008, to pass on the raw material increases noted earlier. With this action and our continued growth plans, we expect 2008 to be another year of continuing quality double digit improvements in sales and earnings, pending global economic issues."

Quarterly Conference Call
         A quarterly conference call will be held on Tuesday, March 4, 2008 at 2:00 PM Eastern Time (ET) to review fourth quarter 2007 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, CFO, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, March 7. To access the replay of the conference call, dial (877) 660-6853, use account #298 and conference ID#275712. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the
                                                 ---------------
conference call.

Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical, human and

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Balchem Corporation (NASDAQ:BCPC)                                              4

animal nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.


Forward Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2006. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

Balchem Corporation (NASDAQ:BCPC)                                              5

Selected Financial Data
($ in 000's)

Business Segment Net Sales:
--------------------------------------------------------------------------------
                                   Three Months Ended      Twelve Months Ended
                                      December 31,             December 31,
                                   2007         2006        2007         2006
--------------------------------------------------------------------------------
Specialty Products              $   8,380    $   8,099   $  33,057    $  32,026
Encap/Nutritional Products         13,793       10,889      49,919       41,565
BCP Ingredients                    31,560        7,098      93,225       27,314
--------------------------------------------------------------------------------
Total                           $  53,733    $  26,086   $ 176,201    $ 100,905
================================================================================


Business Segment Earnings (Loss):
--------------------------------------------------------------------------------
                                   Three Months Ended      Twelve Months Ended
                                      December 31,             December 31,
                                   2007         2006        2007         2006
--------------------------------------------------------------------------------
Specialty Products              $   2,932    $   2,915   $  11,824    $  11,315
Encap/Nutritional Products          2,553        1,121       7,194        4,200
BCP Ingredients                     1,097          806       6,888        3,647
Other income (expense)               (206)          23      (1,077)         (61)
--------------------------------------------------------------------------------
Earnings bef. income taxes      $   6,376    $   4,865   $  24,829    $  19,101
================================================================================



Selected Balance Sheet Items
                                                    December 31,    December 31,
                                                    ------------    ------------
                                                        2007           2006
                                                        ----           ----
Cash                                                $      2,307   $      5,189
Accounts Receivable                                       29,640         11,578
Inventories                                               15,680          9,918
Other Current Assets                                       4,842          2,170
                                                    ------------   ------------
Total Current Assets                                      52,469         28,855

Property, Plant, & Equipment (net)                        42,080         31,313
Other Assets                                              59,875         32,165
                                                    ------------   ------------
Total Assets                                        $    154,424   $     92,333
                                                    ============   ============

Current Liabilities                                 $     36,330   $      9,560
Long-Term Obligations                                     25,014          7,411
                                                    ------------   ------------
Total Liabilities                                         61,344         16,971

Stockholders' Equity                                      93,080         75,362
                                                    ------------   ------------
Total Liabilities and Stockholders' Equity          $    154,424   $     92,333
                                                    ============   ============